Exhibit 99.1
Tenet Healthcare to Sell Three South Carolina Hospitals to Novant Health

Dallas, TX – November 17, 2023 – Tenet Healthcare Corporation (NYSE: THC) has entered into a definitive agreement with Novant Health for the sale of three Tenet hospitals and related operations in South Carolina for approximately $2.4 billion in cash (after-tax proceeds of approximately $1.750 billion).
The transaction will include Coastal Carolina Hospital in Jasper County, Hilton Head Hospital in Beaufort County, East Cooper Medical Center in Charleston County, affiliated physician practices and other related hospital operations. Tenet’s ambulatory facilities operated by United Surgical Partners International (USPI) in these markets will remain with Tenet.
Under the purchase agreement, Tenet's Conifer Health Solutions subsidiary will enter into a new and expanded fifteen-year contract to provide revenue cycle management services for the South Carolina hospitals and related operations.
Furthermore, Novant Health and USPI will be enhancing their ambulatory surgery partnership to increase access to high-quality, ambulatory surgical services for communities across the Carolinas.
“Our three hospitals on the coast in South Carolina are well regarded by the communities they serve for the high-quality specialty services they deliver,” said Saum Sutaria, M.D., Chairman and CEO, Tenet Healthcare. “Novant is an innovative healthcare organization with a deep commitment to patient-centric care. Integration of these three hospitals into their network will bring benefits for generations to come. Our new partnership in revenue cycle management and expanded collaboration in ambulatory surgical services will support consumer-centric healthcare.”
For the last 12 months ended September 30, 2023, the three hospitals and related operations included in the sale generated revenues of approximately $552 million, pre-tax income of approximately $126 million and Adjusted EBITDA of approximately $150 million, excluding interest expense of approximately $1 million, litigation and investigation costs of approximately $3 million, and depreciation and amortization expense of approximately $20 million. The Company estimates recording a pre-tax book gain of approximately $1.6 billion as a result of this anticipated transaction. Tenet anticipates utilizing the proceeds from the transaction primarily for debt retirement.
The transaction is expected to be completed in the first quarter of 2024, subject to customary regulatory approvals, clearances, and closing conditions.
Cautionary Statement

This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address the Company’s expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,”

“predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, especially with regards to developments related to COVID-19. Particular uncertainties that could cause the Company’s actual results to be materially different than those expressed in the Company’s forward-looking statements include, but are not limited to, the impact of the COVID-19 pandemic, and other factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2022, and other filings with the Securities and Exchange Commission.
About Tenet Healthcare
Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas. Our care delivery network includes United Surgical Partners International, the largest ambulatory platform in the country, which operates or has ownership interests in more than 480 ambulatory surgery centers and surgical hospitals. We also operate 61 acute care and specialty hospitals, approximately 110 other outpatient facilities, a network of leading employed physicians and a global business center in Manila, Philippines. Our Conifer Health Solutions subsidiary provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers, and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.